Filed Pursuant to Rule 424(b)(2)

Registration No. 333-257113

Pricing Supplement dated October 12, 2022

(To Equity Index Underlying Supplement dated September 2, 2021, Prospectus Supplement dated September 2, 2021,

and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce Trigger Callable Yield Notes

$3,074,500 Notes Linked to the S&P 500® Index due on January 18, 2024

Investment Description

These Trigger Callable Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce (“CIBC”) with returns linked to the S&P 500® Index (the “Underlying” or the “SPX”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. Unless the Notes have been previously called, CIBC will pay a monthly interest payment at a fixed rate regardless of the performance of the Underlying. CIBC has the right to call the Notes at its election on any monthly Call Payment Date beginning on January 17, 2023, regardless of the level of the Underlying at that time. If the Notes are called, CIBC will pay you the principal amount of your Notes plus the interest payment for the applicable month, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Level is equal to or greater than the Downside Threshold, CIBC will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final interest payment. If the Final Level is less than the Downside Threshold, CIBC will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your principal amount.

Investing in the Notes involves significant risks. If the Notes are not called by CIBC, you may lose some or all of your principal amount. You will be exposed to the market risk of the Underlying on the Final Valuation Date. Generally, the higher the Interest Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity or optional issuer call. All payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC. If CIBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

☐	Monthly Interest Payments: Regardless of the performance of the Underlying, CIBC will pay a monthly interest payment at a fixed rate, unless the Notes have been previously called.
☐	Issuer Call: CIBC may, at its election, call the Notes on any Call Payment Date commencing on January 17, 2023 and pay you the principal amount of your Notes plus the interest payment due for that applicable month. If the Notes are not called, investors will potentially lose a portion of their principal amount at maturity.

☐	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called by CIBC at its election and the Final Level is not less than the Downside Threshold on the Final Valuation Date, CIBC will pay you the principal amount per Note at maturity plus the final interest payment. If the Final Level of the Underlying on the Final Valuation Date is less than the Downside Threshold, CIBC will pay a cash amount that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Closing Level of the Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity or optional issuer call. All payments on the Notes, including any repayment of principal, are subject to the creditworthiness of CIBC.

Key Dates
Trade Date	October 12, 2022
Settlement Date	October 17, 2022
Interest Payment Dates[1]	Monthly, commencing on November 16, 2022
Call Payment Dates[1]	Monthly, commencing on January 17, 2023
Final Valuation Date[1]	January 12, 2024
Maturity Date[1]	January 18, 2024
[1] See page PS-4 for additional details

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE NOTES MAY NOT OBLIGATE CIBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CIBC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE PS-6 AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT, BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 1 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

Underlying	Interest Rate	Initial Level	Downside Threshold	CUSIP	ISIN
The S&P 500® Index (“SPX”)	9.89% per annum	3,577.03	1,967.37, which is 55.00% of the Initial Level*	13608K716	US13608K7164

* Rounded to two decimal places.

See “Additional Information about the Notes” on page PS-2. The Notes offered will have the terms specified in the accompanying prospectus, prospectus supplement and underlying supplement and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of the Notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The Notes will not be listed on any securities exchange.

The initial estimated value of the Notes on the Trade Date as determined by CIBC is $9.932 per $10.00 principal amount of the Notes, which is less than the price to public. See “Key Risks—General Risks” beginning on page PS-7 of this pricing supplement and “The Bank’s Estimated Value of the Notes” on page PS-14 of this pricing supplement for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The S&P 500® Index	$3,074,500.00	$10.00	$0.00	$0.00	$3,074,500.00	$10.00

(1) CIBC World Markets Corp. (“CIBCWM”), our affiliate, will purchase the Notes and, as part of the distribution of the Notes, will sell all of the Notes to UBS Financial Services Inc. (“UBS”) at no discount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement for additional information.

UBS Financial Services Inc.	CIBC Capital Markets

Additional Information About the Notes

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, UBS and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and UBS are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or UBS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” in the underlying supplement will be references to “Underlying.”

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Underlying supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112442/tm2123981d23_424b5.htm

♦	Prospectus supplement dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

♦	Prospectus dated September 2, 2021:
https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the Closing Level of the Underlying will be equal to or greater than the Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Underlying.

♦	You understand and accept that you will not participate in any appreciation in the level of the Underlying, and your potential return is limited to the interest payments.

♦	You are willing to invest in the Notes based on the Downside Threshold and the Interest Rate indicated on the cover hereof.

♦	You are willing to hold the Notes that may be called early at the election of CIBC regardless of the performance of the Underlying, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with the Underlying.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by CIBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the stocks included in the Underlying and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with CIBC, as Issuer of the Notes, and understand that if CIBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the level of the Underlying will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Underlying.

♦	You seek an investment that participates in the appreciation in the level of the Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Downside Threshold or the Interest Rate indicated on the cover hereof.

♦	You are unable or unwilling to hold the Notes that will be called early at the election of CIBC regardless of the performance of the Underlying, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with the Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by CIBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the stocks included in the Underlying and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with CIBC, as Issuer of the Notes, for all payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying, see “Information About the Underlying” in this pricing supplement, and “Index Descriptions— The S&P U.S. Indices” beginning on page S-45 of the accompanying underlying supplement. You should also review carefully the “Key Risks” herein and the more detailed “Risk Factors” beginning on page S-1 of the underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms

Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$10.00 per Note (subject to a minimum investment of $1,000).
Term:	Approximately 1 year and 3 months, unless earlier called
Trade Date:	October 12, 2022
Settlement Date:	October 17, 2022
Final Valuation Date¹:	January 12, 2024
Maturity Date¹:	January 18, 2024
Reference Asset:	The S&P 500® Index (Ticker: “SPX”) (the “Underlying”)
Issuer Call:

The Notes may be called by CIBC at its election on any monthly Call Payment Date beginning on January 17, 2023 regardless of the performance of the Underlying, upon prior notice to DTC through the trustee at least 3 Business Days and no more than 20 Business Days before the applicable Call Payment Date. CIBC will have no independent obligation to notify you directly.

If the Notes are called, CIBC will pay you on the applicable Interest Payment Date (which will also be the “Call Payment Date”) a cash payment per Note equal to your principal amount plus the interest payment due on that date. No further amounts will be owed to you under the Notes.

Interest Rate:	9.89% per annum (or 0.8242% per month)

Interest Payment Dates and Call Payment Dates:	Interest Payment Dates
November 16, 2022
December 14, 2022
January 17, 2023*
February 15, 2023*
March 15, 2023*
April 14, 2023*
May 16, 2023*
June 14, 2023*
July 14, 2023*
August 16, 2023*
September 14, 2023*
October 16, 2023*
November 15, 2023*
December 14, 2023*
January 18, 2024

*These Interest Payment Dates are also Call Payment Dates.

Downside Threshold:	55.00% of the Initial Level, as indicated on the cover hereof.
Payment at Maturity (per $10 Note):

If the Notes have not previously been called by CIBC at its election, for each $10 principal amount of the Notes, in addition to the final interest payment, you will receive a cash payment on the Maturity Date calculated as follows:

If the Final Level is equal to or greater than the Downside Threshold:

$10

If the Final Level is less than the Downside Threshold:

$10 × (1 + Underlying Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level, and you will lose some or all of your principal amount. Even with all interest payments, the return on the Notes may be negative.

Underlying Return:	Final Level - Initial Level Initial Level
Initial Level:	The Closing Level of the Underlying on the Trade Date, as indicated on the cover hereof.
Final Level:	The Closing Level of the Underlying on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce

1 The Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” and “—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Investment Timeline

Trade Date	The Initial Level was observed and the terms of the Notes were determined.
⭣
Monthly (Callable by CIBC at Its Election Beginning on January 17, 2023.

Regardless of the performance of the Underlying, CIBC will pay you an interest payment on the applicable Interest Payment Date.

CIBC may, at its election, call the Notes prior to maturity on any monthly Call Payment Date beginning on January 17, 2023 regardless of the performance of the Underlying. If the Notes are called, CIBC will pay you a cash payment per Note equal to $10.00 plus the interest payment due on that date.

⭣
Maturity Date

The Final Level and the Underlying Return of the Underlying are determined on the Final Valuation Date.

If the Notes have not been called by CIBC at its election, in addition to the final interest payment:

If the Final Level is equal to or greater than the Downside Threshold, CIBC will repay the principal amount equal to $10.00 per Note.

If the Final Level is below the Downside Threshold, CIBC will pay you a cash payment at maturity that will be less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the Underlying, equal to an amount of:

$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENTS ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, ARE SUBJECT TO THE CREDITWORTHINESS OF CIBC. IF CIBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

You will be exposed to the market risk of the Underlying on the Final Valuation Date. Generally, the higher the Interest Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, CIBC urges you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying underlying supplement and the accompanying prospectus supplement. CIBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Structure Risks

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that CIBC will not necessarily pay the full principal amount of the Notes. If the Notes are not called by CIBC at its election, CIBC will only pay you the principal amount of your Notes in cash at maturity if the Final Level is greater than or equal to the Downside Threshold. If the Notes are not called by CIBC at its election and the Final Level is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only Upon an Optional Issuer Call or at Maturity — You should be willing to hold your Notes to an optional issuer call or maturity. If you are able to sell your Notes prior to an optional issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your investment even if the level of the Underlying at that time is above the Downside Threshold.

♦	There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the level of the Underlying will rise or fall. There can be no assurance that the Final Level will be equal to or greater than the Downside Threshold. The level of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect issuers of the securities included in the Underlying. You should be willing to accept the risk of losing a significant portion or all of your initial investment.

♦	Your Potential Return on the Notes Is Limited to All Interest Payments and You Will Not Participate in Any Appreciation of the Underlying Or Underlying Constituents — The return potential of the Notes is limited to the Interest Rate regardless of any appreciation of the Underlying. Further, the return potential of the Notes is limited by the issuer call feature in that you will not receive any further payments after the Notes are called. It is more likely that we will call the Notes prior to maturity to the extent that the Interest Rate is higher than the yield payable on our conventional debt securities with a similar maturity. Your Notes could be called as early as January 17, 2023, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Underlying even though you cannot participate in any potential appreciation in the level of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an optional issuer call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

♦	Higher Interest Rates or Lower Downside Thresholds Are Generally Associated with the Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — ”Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Interest Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Interest Rate) than for similar securities linked to the performance of the Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Interest Rate may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose some or all of your principal at maturity.

Underlying Risks

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying would have. Furthermore, the Underlying and the stocks included in the Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Changes Affecting the Underlying May Adversely Affect the Level of the Underlying — The policies of the Underlying sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying and the manner in which the Underlying sponsor takes account of certain changes affecting those stocks included in the Underlying may adversely affect the level of the Underlying. The policies of the Underlying sponsor with respect to the calculation of the Underlying could also adversely affect the level of the Underlying. The Underlying sponsor may discontinue or suspend calculation or dissemination of the Underlying. Any such actions could have an adverse effect on the level of the Underlying and consequently, the value of the Notes.

Conflicts of Interest

♦	Certain Business, Trading and Hedging Activities of Us, UBS, and Our Respective Affiliates May Create Conflicts With Your Interests and Could Potentially Adversely Affect the Value of the Notes — We, UBS, and our respective affiliates may engage in trading and other business activities related to the Underlying or any securities included in the Underlying that are not for your account or on your behalf. We, UBS, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. These activities may present a conflict of interest between your interest in the Notes and the interests that we, UBS, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could adversely affect the level of the Underlying, and therefore, the market value of the Notes. These trading and other business activities, if they affect the level of the Underlying or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

Moreover, we, UBS, and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the initial estimated value of the Notes when the terms of the Notes were set. We expect to hedge our obligations under the Notes through CIBCWM, UBS, one of our or its affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Notes. Any of these hedging activities may adversely affect the level of the Underlying and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In connection with such activities, the economic interests of us, UBS, and our respective affiliates may be adverse to your interests as an investor in the Notes. Any of these activities may adversely affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, UBS, one or more of our respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, UBS, our respective affiliates or any unaffiliated counterparty receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, UBS, our respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes.

♦	There Are Potential Conflicts of Interest Between You and the Calculation Agent — The calculation agent will determine, among other things, the amount of payments on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting the Underlying has occurred, and determine the Closing Level of the Underlying if the scheduled Final Valuation Date is postponed to the last possible day. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax Risks

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

♦	Payments on the Notes Are Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes — The Notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. All payments to be made on the Notes depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

♦	The Notes Will Be Subject to Risks Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the CDIC may, in circumstances where the Bank has ceased, or is about to cease, to be viable, assume temporary control or ownership of the Bank and may be granted broad powers by one or more orders of the Governor in Council (Canada), each of which we refer to as an “Order,” including the power to sell or dispose of all or a part of the assets of the Bank, and the power to carry out or cause the Bank to carry out a transaction or a series of transactions the purpose of which is to restructure the business of the Bank. If the CDIC were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of the Notes being exposed to losses.

♦	The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes — The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-14 of this pricing supplement.

♦	The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates — The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the level of the Underlying, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” on page PS-14 of this pricing supplement.

♦	The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date, and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” on page PS-14 of this pricing supplement.

♦	If CIBCWM Were to Repurchase Your Notes After the Settlement Date, the Price May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Settlement Date at which it would be willing to repurchase the Notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 3 months after the Trade Date, the price at which CIBCWM may repurchase the Notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Notes at that time, and could be lower than CIBCWM’s price.

♦	Economic and Market Factors May Adversely Affect the Terms and Market Price of the Notes Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the level of the Underlying; the volatility of the Underlying; the dividend rate paid on stocks included in the Underlying; the time remaining to the maturity or call of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect a Trading Market for the Notes to Develop — The Notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates intend to purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop for the Notes. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity or optional issuer call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity or optional issuer call.

Hypothetical Scenario Analysis and Examples

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Level. The hypothetical terms used below are not the actual terms. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Final Level or the Closing Level of the Underlying on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon optional issuer call per $10.00 Note on a hypothetical offering of the Notes, based on the following terms:

Investment Term:	Approximately 1 year and 3 months (unless earlier called)

Hypothetical Initial Level:	1,000

Interest Rate:	9.89% per annum (or 0.8242% per month)

Interest:	$0.08242 per month

Call Payment Dates:	Monthly, commencing on January 17, 2023

Hypothetical Downside Threshold:	550.00 (55.00% of the Initial Level)

Example 1 — Notes Are Called on the First Call Payment Date, Which Corresponds to the Third Interest Payment Date

Date	Closing Level	Payment (per Note)
First and Second Interest Payment Dates	Any	$0.08242 x 2 = $0.16484 (Interest)
Third Interest Payment Date (and First Call Payment Date)	Any	$10.08242 (Settlement Amount)
	Total Payment:	$10.24726 (2.4726% return)

Since the Issuer elects to call the Notes on the first Call Payment Date (which is the third Interest Payment Date), CIBC will pay you on the Call Payment Date a total of $10.08242 per Note, reflecting your principal amount plus the applicable interest payment. When added to the interest payments of $0.16484 received in respect of the previous Interest Payment Dates, CIBC will have paid you a total of $10.24726 per Note, for a 2.4726% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Level Is at or Above the Downside Threshold

Date	Closing Level	Payment (per Note)
First through Fourteenth Interest Payment Dates	Any	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.08242 x 14 = $1.15388 (Interest)
Final Valuation Date	550 (at or above Downside Threshold, below Initial Level)	$10.08242 (Payment at Maturity)
	Total Payment:	$11.2363 (12.363% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Level is at or above the Downside Threshold, CIBC will pay you at maturity a total of $10.08242 per Note, reflecting your principal amount plus the applicable interest payment. When added to the interest payments of $1.15388 received in respect of the Interest Payment Dates prior to the Final Valuation Date, CIBC will have paid you a total of $11.2363 per Note, for a 12.363% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Level Is Below the Downside Threshold

Date	Closing Level	Payment (per Note)
First through Fourteenth Interest Payment Dates	Any	Issuer does NOT elect to call the Notes on any Call Payment Date. $0.08242 x 14 = $1.15388 (Interest)
Final Valuation Date	200 (below Downside Threshold and Initial Level)	$10.00 × (1 + Underlying Return ) + Final Interest Payment = $10.00 × (1 + -80%) + $0.08242 = $10.00 - $8.00 + $0.08242 = $2.08242 (Payment at Maturity)
	Total Payment:	$3.2363 (-67.637% return)

Since the Issuer does not elect to call the Notes prior to maturity and the Final Level is below the Downside Threshold, CIBC will pay you at maturity $2.08242 per Note. When added to the interest payments of $1.15388 received in respect of the Interest Payment Dates prior to the Final Valuation Date, CIBC will have paid you $3.2363 per Note, for a -67.637% total return on the Notes.

Information About the Underlying

The S&P 500® Index

The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) is calculated, maintained and published by S&P Dow Jones Indices LLC. The SPX includes 500 leading companies and covers approximately 80% of market capitalization of the U.S. equity markets. See “Index Descriptions—The S&P U.S. Indices” beginning on page S-45 of the accompanying underlying supplement for additional information about the SPX.

In addition, information about the SPX may be obtained from other sources, including, but not limited to, the index sponsor's website (including information regarding the SPX’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. None of us, UBS or any of our respective affiliates makes any representation that such publicly available information regarding the SPX is accurate or complete.

Historical Performance of the Underlying

The graph below illustrates the performance of the Underlying from January 1, 2017 to October 12, 2022, based on the daily Closing Levels as reported by Bloomberg L.P. ("Bloomberg"), without independent verification. We have not conducted any independent review or due diligence of the publicly available information from Bloomberg. On October 12, 2022, the Closing Level of the Underlying was 3,577.03, which is the Initial Level. The green line indicates the Downside Threshold of 1,967.37, which is equal to 55.00% of the Initial Level. The historical performance of the Underlying should not be taken as an indication of its future performance, and no assurances can be given as to the level of the Underlying at any time during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your investment.

Historical Performance of the Underlying

Source: Bloomberg

United States Federal Income Tax Considerations

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Notes. Except with respect to the section below under “Non-U.S. Holders,” it applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Under one approach (which is different than the approach discussed in the underlying supplement), each Note should be treated as an investment unit consisting of a put option written by you (the “Put Option”) and a non-contingent debt instrument issued by us to you (the “Debt Portion”). In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat a Note as consisting of the Debt Portion and the Put Option for all U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should include the portion of the stated interest payments on the Note that is treated as interest in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. The portion of the stated interest payments that are treated as payments on the Put Option (the “Put Premium”) should not generally be taxable to you upon its receipt. For purposes of dividing the Interest Rate of 9.89% on the Notes among interest on the Debt Portion and Put Premium, 5.14% constitutes interest on the Debt Portion and 4.75% constitutes Put Premium.

If you were to receive a cash payment of the full principal amount of the Notes upon the redemption or maturity of the Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the redemption or maturity of the Notes (excluding cash received as a coupon) of less than the full principal amount of the Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of the Notes over the amount that you received upon the maturity of the Notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

Upon a sale, or other taxable disposition of a Note for cash, you should allocate the cash received between the Debt Portion and the Put Option on the basis of their respective values on the date of sale. You should generally recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between the amount of the sales proceeds allocable to the Debt Portion (less accrued and unpaid “qualified stated interest” or accrued acquisition discount that you have not included in income, which will be treated as ordinary interest income) and your adjusted tax basis in the Debt Portion (which will generally equal the initial purchase price of the Notes increased by any accrued acquisition discount or original issue discount previously included in income on the Debt Portion and decreased by the amount of any payment (other than an interest payment that is treated as qualified stated interest) received on the Debt Portion). Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the Debt Portion for more than one year at the time of such disposition. The ability to use capital losses to offset ordinary income is limited. If the Put Option has a positive value on the date of a sale of a Note, you should recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option plus any previously received Put Premium. If the Put Option has a negative value on the date of sale, you should be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option. In such a case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by you with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sales price allocated to the Debt Portion in determining the gain or loss in respect of the Debt Portion. The ability to use capital losses to offset ordinary income is limited.

The expected characterization of the Notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Notes in the manner described in the accompanying underlying supplement, or in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Notes and certain other considerations with respect to an investment in the Notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

Non U.S.-Holders. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holder should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer is a "specified entity" for purposes of the Hybrid Mismatch Proposals, as defined below (a “Non-Resident Holder”). For these purposes, a “specified shareholder” generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis, and an entity in respect of which the Issuer is a "specified entity" generally includes (i) an entity that is a specified shareholder of the Issuer (as defined above), (ii) an entity in which the Issuer (either alone or together with entities with whom the Issuer is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest, and (iii) an entity in which an entity described in (i) (either alone or together with entities with whom such entity is not dealing at arm’s length for purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own a 25% or greater equity interest. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

For greater certainty, this summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals released on April 29, 2022 with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Proposals”). This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act contained in the Hybrid Mismatch Proposals. Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from CIBC for distribution to UBS (the “Agent”). CIBCWM has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public set forth on the cover hereof.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the Notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the Notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Settlement Date.

The Bank’s Estimated Value of the Notes

The Bank’s initial estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Key Risks—The Bank’s Initial Estimated Value of the Notes Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks—The Bank’s Initial Estimated Value Does Not Represent Future Values of the Notes and May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the Notes is lower than the initial issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the initial issue price of the Notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks—The Bank’s Initial Estimated Value of the Notes Is Lower Than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 15, 2021, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 15, 2021, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 15, 2021.